Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 33-72086 and Registration Statement No. 333-154797 of The Talbots, Inc. on Form S-8 of our report, dated June 26, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relative to investments whose fair values have been estimated by management in the absence of readily determinable fair values), appearing in this Annual Report on Form 11-K of The Talbots, Inc. Retirement Savings Voluntary Plan for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
June 26, 2009

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